Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-154874) of M.D.C. Holdings, Inc. and related Prospectus for the registration of $1,000,000,000 in common stock, preferred stock, and debt securities, the Registration Statements (Form S-8 No. 333-103192, Form S-8 No. 333-67894 and Form S-8 No. 333-145066) pertaining to the M.D.C. Holdings, Inc. 2001 Equity Incentive Plan and M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors, the Registration Statement (Form S-8 No. 333-22167) pertaining to the M.D.C. Holdings, Inc. 401(k) Savings Plan, of our reports dated February 9, 2009, with respect to the consolidated financial statements of M.D.C. Holdings, Inc., and the effectiveness of internal control over financial reporting of M.D.C. Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young, LLP

Denver, Colorado

February 9, 2009